Exhibit 99.1

SPX Reports First Quarter 2021 Results

Q1 2021 GAAP EPS of $0.60; Q1 2021 Adjusted EPS* of $0.68;
Updating 2021 Full-Year Guidance for Sealite Acquisition;
Anticipate Full-Year Adjusted EPS* in a Range of $3.06-$3.26

CHARLOTTE, N.C., May 6, 2021 /Globe Newswire/ — SPX Corporation (NYSE:SPXC) today reported results for the first quarter ended April 3, 2021.

Gene Lowe, President and CEO, remarked, “I am pleased with our solid first quarter results. Our HVAC and Detection & Measurement segments delivered strong revenue and earnings growth, with significant organic and inorganic contributions. We also generated substantial cash flow and continued to improve our already strong balance sheet and available capital.”

“During the quarter, we continued to execute on our value creation framework with the acquisition of Sealite Pty and related entities – our second acquisition in our Aids to Navigation platform (AtoN), which is within our Detection & Measurement segment. Over the last three years we have transformed our AtoN platform from a largely domestic obstruction lighting business into the global leader for highly engineered end-to-end AtoN solutions with significantly higher growth potential.”

Mr. Lowe continued, “We are updating our guidance for the acquisition of Sealite, and now anticipate full-year 2021 Adjusted EPS in a range of $3.06-$3.26, or approximately 13% year-on-year earnings growth at the midpoint. Looking ahead, we remain well-positioned to capitalize on both organic and strategic inorganic opportunities and will continue to invest in our continuous improvement and digital initiatives.”

First Quarter 2021 Overview:

For the first quarter of 2021, the company reported revenue of $398.5 million and operating income of $31.7 million, compared with revenue of $367.4 million and operating income of $32.3 million in the first quarter of 2020. Diluted income per share from continuing operations in the first quarter of 2021 was $0.60, compared with a diluted income per share from continuing operations of $0.49 in the first quarter of 2020.

SPX’s adjusted revenue* was $397.8 million and adjusted operating income* was $42.2 million, compared with adjusted revenue* of $365.3 million and adjusted operating income* of $39.2 million in the first quarter of 2020. Adjusted income per share* in the first quarter of 2021 was $0.68, compared with $0.62 in the first quarter of 2020.

First Quarter Financial Comparison:

GAAP Results:

($ millions)	Q1 2021	Q1 2020
Revenue	$398.5	$367.4
Segment Income	49.6	46.8
Operating Income	31.7	32.3

Adjusted Results:

($ millions)	Q1 2021	Q1 2020
Adjusted Revenue*	$397.8	$365.3
Adjusted Segment Income*	58.9	53.8
Adjusted Operating Income*	42.2	39.2

* Non-GAAP financial measure. See attached schedules for reconciliation to most comparable GAAP financial measure.

HVAC

Revenue for Q1 2021 was $146.5 million, compared with $118.5 million in Q1 2020, an increase of 23.6%, primarily from an organic increase of 22.9% with the remaining 0.7% due to currency fluctuation. The organic increase was driven by higher sales of the segment’s cooling and heating products. Sales of cooling products in the Americas were strong as were sales in the Asia Pacific region, which were negatively impacted by the COVID-19 pandemic in 2020. Sales of heating products were up due to higher winter heating demand in 2021.
Segment income in Q1 2021 was $24.2 million, compared to $15.0 million in Q1 2020. Adjusted segment income*, which excludes intangible amortization expense of $0.7 million, was $24.9 million, or 17.0% of revenue. This compares with adjusted segment income* of $15.9 million, or 13.4% of revenue in Q1 2020, which excludes intangible amortization expense and acquisition related costs of $0.9 million. The increase in adjusted segment income* and 360 basis points increase in adjusted segment income margin* were due primarily to the increase in revenues noted above.

Detection & Measurement

Revenue for Q1 2021 was $111.6 million, compared with $91.9 million in Q1 2020, an increase of 21.4%, including a 6.7% increase in organic revenue, a 12.9% increase from the acquisitions of ULC and Sensors & Software, and a 1.8% favorable impact related to currency fluctuation. The organic increase was primarily the result of higher sales of location and inspection equipment.

Segment income in Q1 2021 was $20.0 million, compared to $18.2 million in Q1 2020. Adjusted segment income*, which excludes intangible amortization expense and acquisition related costs of $4.0 million, was $24.0 million, or 21.5% of revenue. This compares with adjusted segment income* of $20.0 million, or 21.8% of revenue, in Q1 2020, which excludes intangible amortization expense of $1.8 million. The increase in adjusted segment income* was due to the increase in revenues noted above, with the 30 basis points decline in margin due primarily to a less favorable mix of sales from project-oriented businesses, and a lower initial margin from the ULC acquisition, which was completed in Q3 2020.

Engineered Solutions

Revenue in Q1 2021 was $139.7 million, compared with $154.9 million in Q1 2020, a decrease of 9.8%. This decrease was due to lower sales of process cooling products for large projects compared with the first quarter of 2020.

Segment income in Q1 2021 was $10.0 million, or 7.2% of revenue, compared with segment income of $17.9 million, or 11.6% of revenue, in Q1 2020. The decrease in income and 440 basis point decline in margin were due primarily to the decrease in revenues noted above, and, to a lesser extent, less favorable mix and production efficiency in our Transformers business.
Other

Other, which includes the South African operations, had revenue of $0.7 million in Q1 2021, compared with $2.1 million in Q1 2020. This decrease was due to lower sales related to large power projects in the latter stages of completion.

Other incurred a loss in Q1 2021 of $4.6 million, compared with a loss of $4.3 million in Q1 2020. The increased loss was due to higher professional fees.

Financial Update: As of April 3, 2021, SPX had total outstanding debt of $391.5 million and total cash of $106.9 million. During Q1 2021, SPX generated net operating cash from continuing operations of $63.7 million due primarily to the timing of milestones on several project sales. Net leverage as of quarter end was 1.4x and increases to 1.7x when including the pro forma impact of the Sealite acquisition, which occurred on April 19, 2021.

2021 Guidance Update:

SPX is updating its 2021 guidance for the acquisition of Sealite Pty and related entities. SPX now anticipates Adjusted earnings per share* in a range of $3.06 to $3.26, or a $0.06 increase from prior guidance of $3.00 to $3.20. The company continued to anticipate 2021 adjusted revenue of approximately $1.6 billion, and adjusted operating income margin* of 11-12%.

    Segment and company performance, on a year-over-year basis, is expected to be as follows (changes underlined):

	Revenue	Segment Income Margin %
HVAC	Growth of mid-to-high single digits % (prior low-to-mid single digits %)	Modest increase
Detection & Measurement	Growth of high teens-to-low 20s % including 2020 and 2021 acquisitions impact (prior low-to-mid teens %)	Modest decrease (prior approximately flat)
Engineered Solutions	Growth of low-single digits %	Approximately flat to a modest decrease (prior approximately flat)
Total SPX Adjusted	Growth of mid-to-high single digits % (prior mid-single digits %)	Modest increase

Non-GAAP Presentation: To provide additional clarity to its operating results, the company discusses results that include “adjusted” non-GAAP financial measures. Adjusted results for the company exclude, among other items, the effect of the South African operations, categorized as “Other” in the company’s segment reporting structure. The company reports separately on the results of the “Other” category. The company anticipates reporting the results of the business included in the “Other” category as discontinued operations, at such time as it meets the accounting requirements for this treatment.

Form 10-Q: The company expects to file its quarterly report on Form 10-Q for the quarter ended April 3, 2021 with the Securities and Exchange Commission on or before May 13, 2021. This press release should be read in conjunction with that filing, which will be available on the company's website at www.spx.com, in the Investor Relations section.

Conference Call: SPX will host a conference call at 4:30 p.m. (EDT) today to discuss first quarter results. The call will be simultaneously webcast via the company's website at www.spx.com and the slide presentation will be available in the Investor Relations section of the site.

Conference call
Dial in: 877-341-7727
From outside the United States: +1 262-558-6098
Participant code: 8374545

A replay of the call will be available by telephone through Thursday, May 13, 2021.

To listen to a replay of the call
Dial in: 855-859-2056
From outside the United States: +1 404-537-3406
Participant code: 8374545

Upcoming Investor Events: Company management plans to conduct virtual meetings with investors during the second quarter of 2021 and SPX will also be participating in the UBS Global Industrials & Transportation Virtual Conference on June 8th.

About SPX Corporation: SPX Corporation is a supplier of highly engineered products and technologies, holding leadership positions in the HVAC, detection and measurement, and engineered solutions markets. Based in Charlotte, North Carolina, SPX Corporation had approximately $1.6 billion in annual revenue in 2020 and more than 4,500 employees in 15 countries. SPX Corporation is listed on the New York Stock Exchange under the ticker symbol “SPXC.” For more information, please visit www.spx.com.

*Non-GAAP financial measure. See attached schedules for reconciliation to most comparable GAAP financial measure.

Note: Our non-GAAP financial guidance excludes items, which would be included in our GAAP financial measures that we do not consider indicative of our on-going performance; and are calculated in a manner consistent with the presentation of the similarly titled historical non-GAAP measures presented in this press release. These items include, but are not limited to, acquisition costs, costs associated with dispositions, the results of our South African operations, and potential non-cash income or expense items associated with changes in market interest rates and actuarial or other data related to our pension and postretirement plans, as the ultimate aggregate amounts associated with these items are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation of our non-GAAP financial guidance to the nearest corresponding GAAP financial measures is not practicable. Full-year guidance excludes impacts from future acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to the end of the first quarter, the impact of foreign exchange rate changes subsequent to the end of the first quarter, impacts from further spread of COVID-19, and asbestos liability, environmental and litigation charges.

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements, including the following: the impact of the COVID-19 pandemic and governmental and other actions taken in response; the uncertainty of claims resolution with respect to the large power projects in South Africa, as well as claims with respect to asbestos, environmental and other contingent liabilities; cyclical changes and specific industry events in the company’s markets; changes in anticipated capital investment and maintenance expenditures by customers; availability, limitations or cost increases of raw materials and/or commodities that cannot be recovered in product pricing; the impact of competition on profit margins and the company’s ability to maintain or increase market share; inadequate performance by third-party suppliers and subcontractors for outsourced products, components and services; cyber-security risks; risks with respect to the protection of intellectual property, including with respect to the company’s digitalization initiatives; the impact of overruns, inflation and the incurrence of delays with respect to long-term fixed-price contracts; defects or errors in current or planned products; domestic economic, political, legal, accounting and business developments adversely affecting the company’s business, including regulatory changes; changes in worldwide economic conditions; uncertainties with respect to the company’s ability to identify acceptable acquisition targets; uncertainties surrounding timing and successful completion of any announced acquisition or disposition transactions, including with respect to integrating acquisitions and achieving cost savings or other benefits from acquisitions; the impact of retained liabilities of disposed businesses; potential labor disputes; and extreme weather conditions and natural and other disasters.

Actual results may differ materially from these statements. The words “believe,” “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

SOURCE SPX Corporation.

Investor and Media Contacts:
Paul Clegg, VP, Investor Relations and Communications
Phone: 980-474-3806
E-mail: spx.investor@spx.com

Nick Illuminati, Manager, Investor Relations
Phone: 980-474-3806
E-mail: spx.investor@spx.com

Source: SPX Corporation

SPX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three months ended
	April 3, 2021	March 28, 2020

Revenues	$398.5	$367.4
Costs and expenses:
Cost of products sold	273.3	253.7
Selling, general and administrative	88.8	78.9
Intangible amortization	4.0	2.6
Special charges, net	0.7	0.3
Other operating income	—	(0.4)
Operating income	31.7	32.3

Other income, net	7.0	0.7
Interest expense	(4.2)	(4.7)
Interest income	0.1	—
Income from continuing operations before income taxes	34.6	28.3
Income tax provision	(7.0)	(6.0)
Income from continuing operations	27.6	22.3

Income from discontinued operations, net of tax	—	0.4
Loss on disposition of discontinued operations, net of tax	(0.8)	—
Income (loss) from discontinued operations, net of tax	(0.8)	0.4

Net income	$26.8	$22.7

Basic income per share of common stock:
Income from continuing operations	$0.61	$0.50
Income (loss) from discontinued operations	(0.02)	0.01
Net income per share	$0.59	$0.51

Weighted-average number of common shares outstanding — basic	45.132	44.309

Diluted income per share of common stock:
Income from continuing operations	$0.60	$0.49
Income (loss) from discontinued operations	(0.02)	0.01
Net income per share	$0.58	$0.50

Weighted-average number of common shares outstanding — diluted	46.319	45.527

SPX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	April 3, 2021	December 31, 2020
ASSETS
Current assets:
Cash and equivalents	$106.9	$68.3
Accounts receivable, net	237.6	271.9
Contract assets	75.8	81.1
Inventories, net	169.7	162.0
Other current assets (includes income taxes receivable of $29.3 and $27.3 at April 3, 2021 and December 31, 2020, respectively)	105.5	99.3
Total current assets	695.5	682.6
Property, plant and equipment:
Land	19.4	19.4
Buildings and leasehold improvements	129.0	128.0
Machinery and equipment	358.9	356.7
	507.3	504.1
Accumulated depreciation	(320.7)	(314.4)
Property, plant and equipment, net	186.6	189.7
Goodwill	500.2	499.9
Intangibles, net	300.3	305.0
Other assets	613.0	616.6
Deferred income taxes	1.4	3.9
TOTAL ASSETS	$2,297.0	$2,297.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$135.0	$138.7
Contract liabilities	106.7	103.5
Accrued expenses	234.6	233.9
Income taxes payable	1.6	0.4
Short-term debt	100.0	101.2
Current maturities of long-term debt	8.9	7.2
Total current liabilities	586.8	584.9

Long-term debt	282.6	304.0
Deferred and other income taxes	29.0	23.8
Other long-term liabilities	737.8	755.8
Total long-term liabilities	1,049.4	1,083.6

Equity:
Common stock	0.5	0.5
Paid-in capital	1,315.8	1,319.9
Retained deficit	(461.3)	(488.1)
Accumulated other comprehensive income	251.2	248.5
Common stock in treasury	(445.4)	(451.6)
Total equity	660.8	629.2
TOTAL LIABILITIES AND EQUITY	$2,297.0	$2,297.7

SPX CORPORATION AND SUBSIDIARIES
RESULTS OF REPORTABLE SEGMENTS AND OTHER OPERATING SEGMENT
(Unaudited; in millions)

	Three months ended
	April 3, 2021	March 28, 2020	Δ	%/bps
HVAC reportable segment

Revenues	$146.5	$118.5	$28.0	23.6%
Gross profit	51.1	40.4	10.7
Selling, general and administrative expense	26.2	24.6	1.6
Intangible amortization expense	0.7	0.8	(0.1)
Income	$24.2	$15.0	$9.2	61.3%
as a percent of revenues	16.5%	12.7%		380 bps

Detection & Measurement reportable segment

Revenues	$111.6	$91.9	$19.7	21.4%
Gross profit	50.7	41.9	8.8
Selling, general and administrative expense	27.4	21.9	5.5
Intangible amortization expense	3.3	1.8	1.5
Income	$20.0	$18.2	$1.8	9.9%
as a percent of revenues	17.9%	19.8%		-190 bps

Engineered Solutions reportable segment

Revenues	$139.7	$154.9	$(15.2)	(9.8)%
Gross profit	23.7	31.7	(8.0)
Selling, general and administrative expense	13.7	13.8	(0.1)
Income	$10.0	$17.9	$(7.9)	(44.1)%
as a percent of revenues	7.2%	11.6%		-440 bps

Other

Revenues	$0.7	$2.1	$(1.4)	(66.7)%
Gross profit (loss)	(0.3)	(0.3)	—
Selling, general and administrative expense	4.3	4.0	0.3
Loss	$(4.6)	$(4.3)	$(0.3)	7.0%

Consolidated Revenues	$398.5	$367.4	$31.1	8.5%
Consolidated Segment Income	49.6	46.8	2.8	6.0%
as a percent of revenues	12.4%	12.7%		-30 bps

Total segment income	$49.6	$46.8	$2.8
Corporate expense	14.2	11.1	3.1
Long-term incentive compensation expense	3.0	3.5	(0.5)
Special charges, net	0.7	0.3	0.4
Other operating income	—	(0.4)	0.4
Consolidated operating income	$31.7	$32.3	$(0.6)	(1.9)%
as a percent of revenues	8.0%	8.8%		-80 bps

SPX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended
	April 3, 2021	March 28, 2020
Cash flows from (used in) operating activities:
Net income	$26.8	$22.7
Less: Income (loss) from discontinued operations, net of tax	(0.8)	0.4
Income from continuing operations	27.6	22.3
Adjustments to reconcile income from continuing operations to net cash from (used in) operating activities:
Special charges, net	0.7	0.3
Gain on change in fair value of equity security	(5.2)	—
Deferred and other income taxes	8.3	3.9
Depreciation and amortization	11.1	9.2
Pension and other employee benefits	1.7	2.2
Long-term incentive compensation	3.0	3.5
Other, net	—	0.7
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable and other assets	41.2	24.4
Inventories	(7.5)	(22.8)
Accounts payable, accrued expenses and other	(16.7)	(40.7)
Cash spending on restructuring actions	(0.5)	(0.5)
Net cash from continuing operations	63.7	2.5
Net cash used in discontinued operations	(3.5)	(2.9)
Net cash from (used in) operating activities	60.2	(0.4)

Cash flows from (used in) investing activities:
Proceeds from company-owned life insurance policies, net	3.5	1.1
Capital expenditures	(2.6)	(3.6)
Net cash from (used in) continuing operations	0.9	(2.5)
Net cash from discontinued operations	—	—
Net cash from (used in) investing activities	0.9	(2.5)

Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	54.0	178.7
Repayments under senior credit facilities	(81.6)	(88.7)
Borrowings under trade receivables financing arrangement	54.0	55.0
Repayments under trade receivables financing arrangement	(48.0)	(27.0)
Net borrowings (repayments) under other financing arrangements	0.2	(0.7)
Payment of contingent consideration	—	(1.5)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options	(4.2)	(2.8)
Net cash from (used in) continuing operations	(25.6)	113.0
Net cash from discontinued operations	—	—
Net cash from (used in) financing activities	(25.6)	113.0
Change in cash and equivalents due to changes in foreign currency exchange rates	3.1	(1.7)
Net change in cash and equivalents	38.6	108.4
Consolidated cash and equivalents, beginning of period	68.3	54.7
Consolidated cash and equivalents, end of period	$106.9	$163.1

SPX CORPORATION AND SUBSIDIARIES
CASH AND DEBT RECONCILIATION
(Unaudited; in millions)

	Three months ended
	April 3, 2021
Beginning cash and equivalents	$68.3
Cash from continuing operations	63.7
Capital expenditures	(2.6)
Proceeds from company-owned life insurance policies, net	3.5
Borrowings under senior credit facilities	54.0
Repayments under senior credit facilities	(81.6)
Net borrowings under other financing arrangements	6.2
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options	(4.2)
Cash used in discontinued operations	(3.5)
Change in cash due to changes in foreign currency exchange rates	3.1
Ending cash and equivalents	$106.9

	Debt at				Debt at
	December 31, 2020	Borrowings	Repayments	Other	April 3, 2021
Revolving loans	$129.8	$54.0	$(80.1)	$—	$103.7
Term loan	250.0	—	(1.5)	—	248.5
Trade receivables financing arrangement	28.0	54.0	(48.0)	—	34.0
Other indebtedness	6.0	0.4	(0.2)	0.4	6.6
Less: Deferred financing costs associated with the term loan	(1.4)	—	—	0.1	(1.3)
Totals	$412.4	$108.4	$(129.8)	$0.5	$391.5

SPX CORPORATION AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ORGANIC REVENUE
HVAC, DETECTION & MEASUREMENT AND ENGINEERED SOLUTIONS REPORTABLE SEGMENTS
(Unaudited)

	Three months ended April 3, 2021
	HVAC	Detection & Measurement	Engineered Solutions
Net Revenue Growth (Decline)	23.6%	21.4%	(9.8)%

Exclude: Foreign Currency	0.7%	1.8%	—%

Exclude: Acquisitions	—%	12.9%	—%

Organic Revenue Growth (Decline)	22.9%	6.7%	(9.8)%

SPX CORPORATION AND SUBSIDIARIES
NON-GAAP RECONCILIATION - REVENUE AND SEGMENT INCOME
(Unaudited; in millions)

CONSOLIDATED SPX:	Three months ended
	April 3, 2021	March 28, 2020
Consolidated revenue	$398.5	$367.4

Exclude: "Other" operating segment (1)	0.7	2.1

Adjusted consolidated revenue	$397.8	$365.3

Total segment income	$49.6	$46.8

Exclude: "Other" operating segment (1)	(4.6)	(4.3)

Exclude: Acquisition related costs (2)	(0.7)	(0.1)

Exclude: Amortization expense (3)	(4.0)	(2.6)

Adjusted segment income	$58.9	$53.8
as a percent of adjusted revenues (4)	14.8%	14.7%

HVAC REPORTABLE SEGMENT:
	Three months ended
	April 3, 2021	March 28, 2020
HVAC segment income	$24.2	$15.0

Exclude: Acquisition related costs (2)	—	(0.1)

Exclude: Amortization expense (3)	(0.7)	(0.8)

HVAC adjusted segment income	$24.9	$15.9
as a percent of HVAC segment revenues (4)	17.0%	13.4%

DETECTION & MEASUREMENT REPORTABLE SEGMENT:
	Three months ended
	April 3, 2021	March 28, 2020
Detection & Measurement segment income	$20.0	$18.2

Exclude: Acquisition related costs (2)	(0.7)	—

Exclude: Amortization expense (3)	(3.3)	(1.8)

Detection & Measurement adjusted segment income	$24.0	$20.0
as a percent of Detection & Measurement segment revenues (4)	21.5%	21.8%

(1) Represents the removal of the financial results of our South Africa business. Note: This business is being reported as an "Other" operating segment for U.S. GAAP purposes due to wind-down activities that are occurring within this business.

(2) Represents additional "Cost of products sold" recorded during the three months ended April 3, 2021 related to the step-up of inventory (to fair value) acquired in connection with the Sensors & Software acquisition and acquisition related costs for the HVAC reportable segment during the three months ended March 28, 2020.

(3) Represents amortization expense associated with acquired intangible assets.

(4) See "Results of Reportable Segments and Other Operating Segment" for applicable percentages based on GAAP results.

SPX CORPORATION AND SUBSIDIARIES
NON-GAAP RECONCILIATION - OPERATING INCOME
(Unaudited; in millions)

	Three months ended
	April 3, 2021	March 28, 2020
Operating income	$31.7	$32.3

Exclude:
Aggregate operating losses of the South Africa business (1)	(5.1)	(4.5)

Acquisition related costs (2)	(1.4)	(0.2)

Other operating income (3)	—	0.4

Amortization expense (4)	(4.0)	(2.6)

Adjusted operating income	$42.2	$39.2
as a percent of adjusted revenues (5)	10.6%	10.7%

(1) Represents the removal of the financial results of our South Africa business, inclusive of "special charges" of $0.5 and $0.2 during the three months ended April 3, 2021 and March 28, 2020, respectively.

(2) Represents acquisition related costs during the three months ended April 3, 2021 and March 28 2020 associated with integration and transaction costs of $0.7 and $0.2, respectively, and costs during the three months ended April 3, 2021 associated with inventory step-up of $0.7.

(3) Represents income associated with revisions to estimates of certain liabilities retained in connection with the 2016 sale of the dry cooling business.

(4) Represents amortization expense associated with acquired intangible assets.

(5) See "Results of Reportable Segments and Other Operating Segment" for applicable percentages based on GAAP results.

SPX CORPORATION AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EARNINGS PER SHARE
Three Months Ended April 3, 2021
(Unaudited; in millions, except per share values)

	GAAP	Adjustments	Adjusted
Segment income (1)	$49.6	$9.3	$58.9
Corporate expense (2)	(14.2)	0.7	(13.5)
Long-term incentive compensation expense	(3.0)	—	(3.0)
Special charges, net (3)	(0.7)	0.5	(0.2)
Operating income	31.7	10.5	42.2

Other income, net (4)	7.0	(5.4)	1.6
Interest expense, net	(4.1)	—	(4.1)
Income from continuing operations before income taxes	34.6	5.1	39.7
Income tax provision (5)	(7.0)	(1.2)	(8.2)
Income from continuing operations	27.6	3.9	31.5

Dilutive shares outstanding	46.319		46.319

Earnings per share from continuing operations	$0.60		$0.68

(1) Adjustment represents the removal of (i) operating losses associated with the South Africa business ($4.6), (ii) amortization expense associated with acquired intangible assets ($4.0) and (iii) inventory step-up charges related to the Sensors & Software acquisition of ($0.7).

(2) Adjustment represents the removal of acquisition related expenses incurred during the period.

(3) Adjustment represents removal of restructuring charges associated with the South Africa business.

(4) Adjustment represents the removal of (i) a gain on an equity security associated with a fair value adjustment ($5.2), (ii) non-service pension and postretirement income ($0.4), and (iii) foreign currency losses associated with the South African business ($0.2).

(5) Adjustment primarily represents the tax impact of items (1) through (4) above.

SPX CORPORATION AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EARNINGS PER SHARE
Three Months Ended March 28, 2020
(Unaudited; in millions, except per share values)

	GAAP	Adjustments	Adjusted
Segment income (1)	$46.8	$7.0	$53.8
Corporate expense (2)	(11.1)	0.1	(11.0)
Long-term incentive compensation expense	(3.5)	—	(3.5)
Special charges, net (3)	(0.3)	0.2	(0.1)
Other operating income (4)	0.4	(0.4)	—
Operating income	32.3	6.9	39.2

Other income, net (5)	0.7	0.5	1.2
Interest expense, net	(4.7)	—	(4.7)
Income from continuing operations before income taxes	28.3	7.4	35.7
Income tax provision (6)	(6.0)	(1.3)	(7.3)
Income from continuing operations	22.3	6.1	28.4

Dilutive shares outstanding	45.527		45.527

Earnings per share from continuing operations	$0.49		$0.62

(1) Adjustment represents the removal of (i) operating losses associated with the South Africa business ($4.3), (ii) amortization expense associated with acquired intangible assets ($2.6), and (iii) acquisition related costs ($0.1).

(2) Adjustment represents the removal of acquisition related expenses incurred during the period.

(3) Adjustment represents the removal of restructuring charges associated with the South Africa business.

(4) Adjustment represents removal of income associated with revisions to estimates of certain liabilities retained in connection with the 2016 sale of the dry cooling business.

(5) Adjustment represents the removal of (i) non-service pension and postretirement charges ($0.2) and (ii) foreign currency losses associated with the South African business ($0.3).

(6) Adjustment represents the tax impact of items (1) through (5) above and the removal of certain discrete income tax benefits.